 Exhibit 10.1

Loan Agreement

Place of Execution:	Minsheng Bank Building 16th Floor, No. 1 Business Outer Ring Road, Zhengdong New District, Zhengzhou
Lender (“Party A”):	ZhongYu (Henan) Energy Holdings Limited
Legal representative:	LU, Zhaoheng
Company Location:	Minsheng Bank Building 16th Floor, No. 1 Business Outer Ring Road, Zhengdong New District, Zhengzhou
Phone:	0371-87518030
Borrower (“Party B”):	Beijing Zhong Ran Wei Ye Gas Co., Ltd.
Legal representative:	LIU, Yuchuan
Company Location:	Room 2008, Tower A, Caizhi Int'l Building, No. 18 Zhongguancun Dong Street, Haidian District, Beijing
Phone:	010-82600041

With the principles of fairness, good faith, honesty and voluntariness, Party A and Party B have agreed and executed this contract to perform accordingly.

Article I. Amount and Term of the Loan

Party A and B agree that Party A shall grant Party B a cash loan facility available for multiple drawdowns in one year starting from the date hereof in a total amount up to RMB 50,000,000 (fifty million).

The term for each drawdown is 12 months.

Article II. Purpose of the Loan

Party B will use the loan as its working capital.

Article III. Interest rate

1. The interest rate of all loans under this loan facility is 8% per annum.

2. The interest will start to accrue on each loan on the date Party A transfers the loaned amount to Party B. The payment of interest shall be made monthly. Party B shall pay in full the principal of loan together with the interest accrued therein at the end of the term of each loan.

3. Party B designates the bank account below to be the receiving account and guarantees its authenticity. Party A shall transfer each loan under this loan agreement to this account.

Name of Bank:	Bank of Dalian, Beijing Branch Business Department
Account Name:	Beijing Zhong Ran Wei Ye Gas Co. Ltd.
Account Number:	5713 3220 9001 441

4. Party A designates the bank account below to be the receiving account and guarantees its authenticity. Party B shall pay the principal of loan together with the interest accrued therein at the end of each term.

Name of Bank:	China Citic Bank, Zhengzhou Zhengdong New District Sub-branch
Account Name:	ZhongYu (Henan) Energy Holdings Limited
Account Number:	7393 2101 8260 0006 605

5. Party B may prepay each loan upon seven days’ written notice to Party A and the interests shall be calculated based on the actual number of days for which the loan is outstanding.

Article IV. Extension of Repayment Period

If Party B cannot repay on time and need an extension, Party B shall send Party A a written request twenty business days before the scheduled repayment date and, upon Party A’s approval, Party A and B may enter into an agreement for such extension of repayment.

Article V. Security

Party B voluntarily pledge its shareholder dividend rights of Beijing ZhongRan Xiangke Oil and Gas Technology Co., Ltd. as security for repayment of loan under this contract.

Party B agrees that Party A is entitled to demand Beijing ZhongRan Xiangke Oil and Gas Technology Co., Ltd. (“Zhongran Xiangke”) to distribute the dividends directly to Party A in the event that Party B does not repay the principal or the interests of the loan on time. If there has been no dividends from Zhongran Xiangke by the date of the scheduled maturity, Party B agrees to use the sales income of Zhongran Xiangke to repay Party A the principal and the interests of the loan.

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Exhibit 10.1

Article VI. Representations and Warranties of Party B

1. Party B is a legal entity duly organized under the laws of the People’s Republic of China and it has the required civil rights and capacity to enter into and perform this contract and can bear civil liability independently.

2. All the documents, statements, financial vouchers and representations provided by Party B related to the loan are lawful, true, accurate and complete.

Article VII. Obligations of Party B

1. Party B shall be responsible for all the relevant fees incurred in connection with the Loan Contract and shall repay the principal and interests of the loan pursuant to this agreement.

2. During the term of the loan, if there is a material change to Party B’s business and decision making that would impact Party A’s rights under this agreement (including, without limitation, debt-equity swap, reorganization, merger, division, establishing a joint venture, collaboration and change of business scope or registered capital), Party B shall notify Party A in writing at least thirty calendar days in advance and implement its repayment obligation or prepay the principal and interests or provide securities recognized by Party A.

3. Party B should accept inspections by Party A. Upon request by Party A, Party B should provide Party A with reports and other documents that truthfully reflect the usage of the loan.

4. Party B may not directly or indirectly transfer its obligations under this agreement without Party A’s written consent.

5. Before Party B transfers or disposes all or the majority of its material assets or sales incomes, Party B shall notify Party A in writing at least thirty calendar days in advance and implement its repayment obligation or prepay the loan or provide assurance acceptable to Party A.

6. Upon the occurrence of any event that will affect Party B’s ability to perform under this agreement, including, without limitation, significant business disputes, suspension of business, close of business, bankruptcy, dissolution, revocation of business license, deterioration of financial conditions, Party B shall notify Party A in writing immediately.

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7. Upon the occurrence of suspension of business, close of business, bankruptcy, dissolution, revocation of business license or net loss with respect to a guarantor or the depreciation in value of the collateral pledged to secure the loan under this agreement, Party B shall transfer new collateral acceptable by Party A.

8. If Party B changes its company name, legal representative, project manager, company location, phone number, fax number, etc. during the term of the loan, Party B shall notify Party A in writing within three business days upon such change.

Article VIII. Obligations of Party A

1. Party A shall transfer the loan in full amount and on time to Party B pursuant to this agreement.

2. Party A shall keep confidential any business secrets of Party B that Party A became aware of during the negotiation, execution, and performance of this agreement and any material, data, and other information that Party B requested confidential treatment for.

3. Party A shall compute the interests based on the interest rate and term of the loan provided in this Agreement. Party A shall give its consent to Party B’s prepayment of the loan upon its receipt of Party B’s written notice.

Article IX. Liability for Breach of Contract

1. Upon the execution of this agreement, the party who fails to perform its obligations pursuant to the terms herein shall be liable for such violation of the agreement.

2. Upon the occurrence of any of the following events, Party A may demand Party B to repay the principal, interests and other fees incurred in connection with the loan and the loan shall be accelerated to mature on the date of such demand:

(1)	Party B fails to repay the principal and interests of the loan and does not cure such failure upon Party A’s written notice;

(2)	The suspension of business, close of business, bankruptcy, dissolution, revocation of business license, involvement in material commercial dispute, or deterioration of financial conditions with respect to Party B;

(3)	Party B fails to use the proceeds from the loan facility in accordance with this agreement;

(4)	Any significant event that jeopardizes or impairs or could jeopardize or impair the rights and interests of Party B.

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3. Party A may demand a default interest calculated at an interest rate equal to 0.5% per annum on the due and unpaid amount of interest of the loan from the date of default until the defaulted payment is repaid; Party A may demand a default interest calculated at an interest rate equal to 0.2% per annum on the due and unpaid amount of principal of the loan from the date of default until the defaulted payment is repaid.

Article X. Dispute Resolution

Any dispute arising out of or in connection with the performance of this agreement or any other matters not covered herein shall be resolved by consultation between the parties; if the dispute cannot be resolved by consultation, it will be submitted to the court of the place of execution of this agreement.

Article XI. Effectiveness, Amendment and Termination

1. This agreement shall come into effect upon the satisfaction of the following three conditions:

(1)	Signed by the legal representatives of Party A and B, respectively;

(2)	Stamped with the company seal;
(3)	Party B has executed all the necessary documents in compliance with law and its policies to pledge its shareholder dividend rights of Beijing ZhongRan Xiangke Oil and Gas Technology Co., Ltd. and has completed any necessary procedures to pledge such dividend rights.

2. After this agreement becomes effective, the parties may unilaterally amend or terminate this agreement, subject to the provisions herein; if the parties need to amend or terminate this agreement, the parties shall consult with each other and reach an agreement in writing.

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Exhibit 10.1

Article XII. Others

1. Party A and B may enter into other agreements on uncovered matters as annexes to this agreement . Any such annex, amendment or supplement to this agreement shall form part of this agreement and shall have the same legal effect.

2. This agreement is executed and delivered in four counterparts, each of which is deemed an original, two for each party.

Party A: ZhongYu (Henan) Energy Holdings Limited (COMPANY SEAL)	Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd. (COMPANY SEAL)
Legal Representative: /s/ LU, Zhaoheng	Legal Representative: /s/ Liu, Yuchuang
Date: May 9, 2014	Date: May 9, 2014

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